EXHIBIT 10.25

EXECUTIVE RETIREMENT PLAN

OF

HERITAGE BANK

ADOPTION AGREEMENT

THIS AGREEMENT is made and entered into this      day of             , 2007 by and between HERITAGE BANK, a Colorado corporation (the “Bank”), and                              (the “Participant”).

Recitals

WHEREAS, the Bank adopted the Heritage Bank Executive Retirement Plan effective the 1st day of January, 1995; and

WHEREAS, such Executive Retirement Plan was amended and restated as the Heritage Bank Executive Retirement Plan (the “Plan”), effective as of the 1st day of July, 1998;

WHEREAS, the Bank has subsequently, in 2006, amended and restated the Plan to clarify its provisions in connection with a Change in Control Event;

WHEREAS, in order to assure itself of the valuable services of the Participant, the Bank deems it advisable and in its best interest to continue to provide the Participant with supplemental retirement benefits as described in the Plan; and

WHEREAS, the benefits to be paid under the Plan are in consideration of services to be performed after the initial date of the Plan, but prior to the Participant’s retirement;

Agreement

NOW, THEREFORE, the Bank and the Participant hereby agree as follows:

1. Incorporation of Plan. The Plan, copy of which is attached, is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan. Specific provisions of the Plan may be altered by this Agreement only by specific reference to those provisions in this Agreement. By executing this Agreement the Participant acknowledges receipt of a copy of the Plan and confirms his or her understanding and acceptance of all of the terms, provisions and conditions thereof.

2. Participant Information. The Participant was born on the              day of                     , and will reach Normal Retirement Age on the              day of                     . Present employment with the Bank began on the              day of                     .

3. Plan Benefits. Effective as of the 1st day of January, 1995, the Participant was designated as a Plan Participant. The benefits to be provided pursuant to this Plan are as follows:

(a) Benefits Upon Normal Retirement. Upon the Participant Termination of Employment on or after attaining Normal Retirement Age, the Bank shall pay to the Participant, as compensation for services rendered prior to his or her Normal Retirement Date, monthly payments in an amount equal to              per month. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment and shall continue on the first day of each month thereafter for a period of 180 months.

(b) Benefits Upon Disability. Upon the Participant’s Termination of Employment prior to Normal Retirement Age due to Disability, the Bank shall pay a Disability benefit to the Participant in the amount of              per month. Such payments shall commence on the first day of the month coincident with or next following the date the Participant would have otherwise attained Normal Retirement Age and shall continue on the first day of each month thereafter for a period of 180 months. The amount of the monthly payments provided herein is subject to reduction as provided in paragraph 4, below, in the event such benefits are not 100% nonforfeitable.

(c) Pre-Retirement Survivor Benefit. If the Participant dies prior to commencement of the normal retirement or Disability benefit payments under the Plan, the Bank shall pay to the Participant’s Beneficiary a survivor’s benefit equal to              per month. Such payments shall commence on the first day of the month coincident with or next following the Participant’s date of death and shall continue on the first day of each month thereafter for a period of 180 months.

(d) Post-Retirement Survivor Benefit. If the Participant dies prior to receipt of all benefit payments, the Participant’s Primary Beneficiary shall receive the balance of all monthly payments otherwise payable to Participant. If the Primary Beneficiary does not survive the Participant, the Contingent Beneficiary shall receive the balance of all monthly payments otherwise payable to the Participant. If such Beneficiary dies prior to receipt of all payments, the balance of such payments shall be paid to the Beneficiary’s estate. If neither the Primary nor Contingent Beneficiary survives the Participant, the Participant’s estate shall receive the balance of all monthly payments otherwise payable to the Participant.

(e) Benefits Upon Other Termination of Employment. If a Participant terminates employment prior to attaining his or her Normal Retirement Age, the Bank shall pay to the Participant the normal retirement benefit described in paragraph 3(a) above. The payment of such benefits shall be pursuant to the terms of such paragraph 3(a) upon attaining Normal Retirement Date. As provided in Section 4.04 of the Plan, this paragraph 3(e) is not applicable if Participant is discharged for Cause.

(f) Benefits Payable On or After a Change in Control Event. Notwithstanding any provision in this Adoption Agreement or the Plan to the contrary, if a Participant’s Termination of Employment Without Cause occurs on or after a Change in Control Event (including a Termination of Employment by death), that Termination of Employment shall be treated as a Termination of Employment on or after attaining Normal Retirement Age as described in paragraph 3(a) above. Subject to the provisions of Section 7.03 of the Plan, the 180 monthly payments payable as specified in paragraph 3(a) upon attaining Normal Retirement Age shall commence on the Bank’s second payroll date following the date of the Participant’s Termination of Employment.

Simultaneously with the Participant’s execution of this Agreement, the Participant may make a Delayed Payment Election to receive the 180 separate monthly payments provided in this paragraph 3(f) on the first day of the month coincident with or next following the date he or she attains Normal Retirement Age. If any separate monthly payments under a Delayed Payment election are payable for a month in the 2007 calendar year, these separate payments shall be made without regard to that Delayed Payment Election and any remaining separate payments shall be made over the period beginning with the first day of the month coincident with or next following the date the Participant would have otherwise attained Normal Retirement Age and shall continue on the first day of each month thereafter until the expiration of the remaining 180-month period.

No payment under this paragraph 3(f) shall be reduced in any manner for payment prior to the Participant’s Normal Retirement Age and the provisions of paragraph 3(d) shall apply (and the provisions of 3(c) shall not apply) in the event of the Participant’s Termination of Employment Without Cause by death as provided in this paragraph 3(f).

In the event of the Participant’s death after his or her Termination of Employment Without Cause as provided in this paragraph 3(f), the provisions of paragraph 3(d) shall apply to the extent the Participant has not received all of his or her benefit payments and subject to any Payment Election made by the Participant prior to his or her death.

4. Vesting of Benefits. If a Participant voluntarily terminates from employment with the Bank prior to attaining Normal Retirement Age or in the event of his or her other Termination of Employment Without Cause, the Participant’s benefits shall be nonforfeitable only to the extent vested under the following schedule:

Years of Service	Percent Nonforfeitable
1	7.14%
2	14.28%
3	21.42%
4	28.56%
5	35.70%
6	42.84%
7	49.98%
8	57.12%
9	64.26%
10	71.40%
11	78.54%
12	85.68%
13	92.82%
14	100.00%

5. Nonforfeitability of Benefits. Notwithstanding the provisions of paragraph 4, above, a Participant’s benefit under the Plan shall become completely nonforfeitable if any of the following events occur coincident with or prior to the Participant’s Termination of Employment with the Bank:

(a) A Change in Control Event;

(b) The Participant terminates his or her employment with the Bank for good reason. For purposes of this paragraph, termination for “Good Reason” shall mean the assignment to Participant of duties inconsistent with Participant’s position, duties or responsibilities as in effect immediately prior to the effective date of the July, 1998 amendment and restatement of this Plan including, but not limited to, any material reduction in such position, duties or responsibilities;

(c) The death of the Participant;

(d) The Participant attains Normal Retirement Age and is employed by Bank on such date; or

(e) Termination of the Plan.

6. Participant Disability/Computation of Years of Service. In the event a Participant incurs a Disability, such Participant shall continue to earn Years of Service for the purpose of increasing the Participant’s nonforfeitable percentage of vesting of benefits provided in paragraph 4, above. The Administrative Committee, in its discretion, shall determine if a Participant has incurred a Disability and such date, if ever, that such Participant is no longer considered to have a Disability.

7. Designation of Beneficiary. The Participant hereby designates the persons named on the attached Exhibit “A” (Beneficiary Designation) to receive benefits payable in the event of Participant’s death while employed by the Bank and while a Participant in the Plan, or in the event of Participant’s death after Normal Retirement Age but prior to receiving all benefits payable under the Plan.

8. Post-Termination Obligations. All payments and benefits to the Participant under this Agreement shall be subject to the Participant’s compliance with the following provisions during the term of his employment and for five full years after the expiration or termination thereof.

(a) Assistance in Litigation. The Participant shall, upon reasonable notice, furnish such information and proper assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(b) Confidential Information. The Participant shall not, to the detriment of the Bank, knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Bank, its subsidiaries or affiliates, or to any of the businesses operated by them, including without limitation, any customer lists, and the Participant confirms that such information constitutes the exclusive property of the Bank.

9. Effect of Provisions. This Agreement shall inure to the benefit of, and be binding upon, the Bank, its successors and assigns, including but not limited to any successor of the Bank upon and after a Change in Control Event, and the Participant and his or her Beneficiaries. The provisions of this Agreement replace in their entirety the provisions of any prior agreement between the Bank and the Participant with respect to the Plan.

[Signature page and Participant’s Payment Election follow.]

IN WITNESS WHEREOF, the parties hereto have signed and entered into this Agreement on the date first above written.

BANK:

Heritage Bank

By:
President

PARTICIPANT’S PAYMENT ELECTION AND EXECUTION

☐ Delayed Payment Election: that is, separate monthly payments commencing on the first day of the month coincident with or immediately following my Normal Retirement Age.

PARTICIPANT: